Exhibit 4.22

AMENDMENT TO AGREEMENT

eVestment Alliance, LLC (“eVestment”), Nasdaq, Inc. (“Nasdaq”), and Matter DK ApS (“Partner”) have previously entered into that certain Amended and Restated Partnership Agreement dated February 5, 2024 (“Agreement”). eVestment, Nasdaq, and Partner (together, the “Parties”) agree to amend the Agreement as set forth in this Amendment to Agreement (the “Amendment”), which shall be effective as of the later of eVestment’s, Nasdaq’s, or Partner’s signature below (the “Amendment Effective Date”). All capitalized terms not otherwise defined in this Amendment have the meanings given to those terms in the Agreement.

WHEREAS the Parties wish to permit eVestment to package the Full Solution with other eVestment data products and distribute the Full Solution within such packaged data products (the “eVestment Data Package”);

WHEREAS the Parties wish to adjust the fees to include fees related to the Full Solution in the eVestment Data Package;

NOW, THEREFORE, the following revisions are hereby made to the Agreement.

1.	Partner License To eVestment. The first statement in Section 3.1.2 is hereby amended to read: “Subject to the terms and conditions of the Agreement, eVestment may distribute the Full Solution through the eVestment Platform, which may be in the form of a stand-alone data product or included in an eVestment Data Package, to Unique eVestment Customers and to Mutual Customers.”

2.	eVestment Platform Full Solution Fee. Section 8.3 is hereby amended to read: “For each eVestment Customer who subscribes to the Full Solution through the eVestment Platform as a stand-alone data product (the “eVestment Stand-Alone Data Product”), eVestment will remit to Partner in accordance with this Section 8 a recurring annual fee the eVestment Stand-Alone Data Product subscription fee that eVestment charges to such eVestment Customer (the “eVestment Stand-Alone Data Product Fee”). For each eVestment Customer who accesses the Full Solution through the eVestment Platform as part of an eVestment Data Package, eVestment will remit to Partner in accordance with this Section 8 a recurring annual fee as set forth in the table below (the “eVestment Data Package Fee”). For the avoidance of doubt, such eVestment Stand-Alone Data Product Fee and eVestment Data Package Fee will be based on the ESG Analytics core functionality that includes the Full Solution and not for any additional fees eVestment may charge for upsells, add-on data or additional functionality. Partner acknowledges and agrees that eVestment reserves the right to set the fees it charges its customers for the eVestment Stand-Alone Data Product and the eVestment Data Package without approval or consent from or notice to Partner.

Asset Owner	Micro	Emerging	Small	Medium	Large	Jumbo

Asset Manager	Micro	Emerging	Small	Medium	Large	Jumbo

3.	Climate Data.

4.	Section 5.3. Section 5.3 shall be deleted in its entirety and replaced with “Reserved.”

5.	Nasdaq Payments to Partner. Section 8.8 is hereby deleted in its entirety and replaced with the following: Within thirty (30) days of Partner’s receipt of the Footprint Revenue Calculation from Nasdaq, Partner will receive the applicable amount from Nasdaq on the basis of the Footprint Revenue Calculation. Payment shall be made by Nasdaq in EUR, within forty-five (45) days of date of the statement. Example: Settlement of Q1 : Nasdaq will in mid-April receive comprehensive usage reporting from clients with respect to usage in Q1. Nasdaq will send a statement to Partner in April. Partner accepts in April. Nasdaq will pay Partner in May.

6.	Exhibit C. Exhibit C shall be amended by removing

7.	Exhibit D. The Parties acknowledge and agree that in the event that additional data points are created using the same or substantially similar extraction techniques as those used to for the Next Gen Data, Partner shall notify Nasdaq in writing (email to suffice) and such additional data points shall be deemed included within the Next Gen Data.

Except as otherwise specifically set forth in this Amendment, nothing contained in the Agreement is amended or modified in any form or fashion.

IN WITNESS WHEREOF, this Amendment has been executed by the below parties’ duly authorized officers effective as of the Amendment Effective Date.

eVestment Alliance, LLC		Matter DK ApS

By:	/s/ Oliver Albers	By:	/s/ Niels Fibaek
Printed Name:	Oliver Albers	Printed Name:	Niels Fibaek
Title:	President	Title:	CEO
Date:	May 15, 2025 | 9:04 EDT	Date:	March 4, 2025 | 12:47 PST

Nasdaq, Inc.

By:	/s/ Brandon Tepper
Printed Name:	Brandon Tepper
Title:	Senior Vice President
Date:	May 15, 2025 | 6:59 EDT

Exhibit E

Climate Data List